Incorporated under the laws of the State of Delaware

Ready Welder Corporation

Authorized to issue 50,000,000 shares
40,000,000 Common Shares                                                                                                 10,000,000 Preferred Shares
Par value $.0001 each                                                                                                           Par value $.0001

This certifies that ________________ is the owner of ___________
Fully paid and non-assessable shares of the common shares of Ready Welder Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In witness whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this ___ day of ___ , 20__.